EXHIBIT 99.1

1128 Pennsylvania NE, Suite 200, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

Santa Fe Gold Raises $2.0 Million in Registered Direct Offering

ALBUQUERQUE, N.M. – December 30, 2010 – Santa Fe Gold Corporation (OTCBB: SFEG), a U.S. based mining and exploration enterprise focused on gold, silver, copper and industrial minerals, today announced that it had entered into definitive agreements with institutional investors to purchase $2.0 million of securities in a registered direct offering. The company expects to receive net proceeds of approximately $1,880,000 after deducting placement agent fees and other offering expenses. The securities were offered pursuant to an effective shelf registration statement.

The company has agreed to sell to the investors an aggregate of 1,666,668 shares of its common stock, and warrants to purchase up to 833,334 additional shares of common stock. Each unit, consisting of one share of common stock and one-half of a warrant to purchase a share of common stock, will be sold for a purchase price of $1.20. The warrants to purchase additional shares will be exercisable at an exercise price of $1.50 per share beginning immediately after issuance and will expire 5 years from the date they are first exercisable. The offering is expected to be consummated on or about December 31, 2010, subject to customary closing conditions.

Santa Fe will use the net proceeds for general corporate purposes, including but not limited to, working capital for the Summit silver-gold project; consummation of the acquisition of Columbus Silver Corporation (TSXV: CSC); advancement of Columbus Silver properties; and permitting activities on the Ortiz gold project;

Dr. W. Pierce Carson, CEO, said, “This financing will boost working capital as we move toward full production at Summit and will enable us to accelerate work on the Columbus Silver properties, with the primary objective of increasing production through the Lordsburg processing facility. The financing demonstrates confidence from institutional investors in the company’s strategic agenda for precious metals acquisition and development.”

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (NASDAQ: RODM), acted as the exclusive placement agent for the transaction.

A shelf registration statement relating to the ordinary shares and warrants issued in the offering (and ordinary shares issuable upon exercise of the warrants) has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed by Santa Fe with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from Santa Fe by contacting Santa Fe Gold Corp., 1128 Pennsylvania NE, Suite 200, Albuquerque, NM 87110, or via Telephone at (505) 255-4852. This announcement is neither an offer to sell nor a solicitation of an offer to buy any ordinary shares or warrants of Santa Fe. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

EXHIBIT 99.1

About Santa Fe Gold:
Santa Fe Gold is a U.S.-based mining and exploration enterprise focused on acquiring and developing gold, silver, copper and industrial mineral properties. Santa Fe controls: (i) the Summit mine and Lordsburg mill in southwestern New Mexico; (ii) a substantial land position at the Lordsburg mill, comprising the core of the Lordsburg Mining District; (iii) the Ortiz gold property in north-central New Mexico, estimated to contain two million ounces of gold; (iv) the Black Canyon mica mine and processing equipment near Phoenix, Arizona; and (v) a large resource of micaceous iron oxide (MIO) in western Arizona. Santa Fe Gold intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals.

To learn more about Santa Fe, visit www.santafegoldcorp.com.

Forward Looking Statements:
Various statements in this release concerning Santa Fe’s future expectations, plans and prospects, including without limitation, statements relating to the expected timing of consummation of the offering constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those risks discussed in the "Risk Factors" section of Santa Fe’s Annual Report on Form 10-K for the year ended June 30, 2010 as filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent Santa Fe’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Santa Fe does not assume any obligation to update any forward-looking statements unless required by law.

Contact:
W. Pierce Carson, President and Chief Executive Officer
1-505-255-4852